Authorize.Net Holdings, Inc. Announces Decision not to Proceed with Previously Announced Offer to Acquire Payment Services Interactive Gateway Corp.

MARLBOROUGH, MA. Authorize.Net Holdings, Inc., formerly Lightbridge, Inc. (NASDAQ: ANET), announces that, in light of today’s earlier announcement that it has agreed to be acquired by CyberSource Corporation, it does not intend to proceed with its non-binding offer to acquire Payment Services Interactive Gateway Corp. The previously announced exclusivity agreement between Authorize.Net Holdings and Payment Services Interactive Gateway Corp., dated April 23, 2007, expired at 6:00 P.M. (Boston Time) on June 15, 2007.

About Authorize.Net Holdings, Inc. (www.authorize.net)
The Authorize.Net Payment Gateway provides secure, reliable, Internet Protocol (IP) based payment gateway solutions that enable merchants to authorize, settle and manage electronic transactions anytime, anywhere, via Web sites, retail stores, mail order/telephone order (MOTO) call centers and wireless devices. In addition to its payment solutions, Authorize.Net offers extensive value-adding products designed to help merchants manage their business, fight fraud, and improve profitability. Authorize.Net is sold through an extensive network of partners that offer its IP-based payment services to their merchant customers.

About PSiGate (www.psigate.com)
PSiGate empowers businesses on the Internet by providing secure, cost-effective and trusted e-commerce solutions. PSiGate provides an easy and seamless interface to new or existing online storefronts, offering a reliable means of both real-time and batch payment collection and financial transaction processing. PSiGate provides Internet Merchant Accounts (Merchant IDs) for North American-based businesses.

AUTHORIZE.NET and the Authorize.Net logo are registered trademarks of Authorize.Net Holdings, Inc. All other marks are the property of their respective owners.

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Forward Looking Statements:

Certain statements in this news release that are not historical facts, including, without limitation, those relating to the Company’s decision not to proceed with its non-binding offer to acquire Payment Services Interactive Gateway Corp. (PSIGate) are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, (i) market reaction to its decision not to proceed with its non-binding offer to acquire Payment Services Interactive Corp., (ii) the industry risks associated with Authorize.Net’s business and operations including, without limitation, illegal or improper uses of Authorize.Net’s payment system, unauthorized intrusions and attacks on Authorize.Net’s payment system that may impair the operation of its payment systems, changes in or failures to comply with credit card association rules and governmental regulations, changes in the application of existing laws and the impact of new laws, and dependence on relationships with resellers, certain financial institutions and third party payment processors, and (iii) the factors disclosed in the Company’s filings with the U.S. Securities and Exchange Commission including, without limitation, its Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and other public filings. The Company undertakes no obligation to update any forward-looking statements.

Investor Contact:

Authorize.Net Contact:	PSI Gate Contact:
Timothy O’Brien 508-229-3215	Anthony Palumbo (905) 567-4000, ext. 241